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Name of Registrant:
Franklin California Tax- Free Trust
File No. 811-04356

EXHIBIT ITEM No. 77Q(d): Copies of any material amendments to the registrant's charter or by-laws





                    CERTIFICATE OF AMENDMENT
                               TO
               AGREEMENT AND DECLARATION OF TRUST
                               OF
               FRANKLIN CALIFORNIA TAX-FREE TRUST


The undersigned certify that:

1. They constitute a majority of the Board of Trustees of Franklin California Tax-Free Trust (the "Trust").

2. Pursuant to Article VIII, Section 8 of the Agreement and Declaration of Trust of the Trust ("Trust Agreement"), they hereby adopt the following amendment to Article V, Section 5 of the Trust Agreement by amending the first sentence of
     Section 5 to read as follows:

     For the purpose of determining the Shareholders of any Series or class who are entitled to vote or act at any meeting or any adjournment thereof, the Trustees may from time to time fix a time, which shall be not more than one hundred twenty days (120) days before the date of any meeting of Shareholders, as the record date for determining the Shareholders of such Series or class having the right to notice of and to vote at such meeting and any adjournment thereof, and in such case only Shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date.

We declare under penalty of perjury that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  September 12, 2006


/s/ Harris J. Ashton________     /s/Rupert H. Johnson Jr.______
  Harris J. Ashton                 Rupert H. Johnson, Jr.

/s/ Harmon E. Burns_____         /s/Frank W.T. LaHaye__________
  Harmon E. Burns                  Frank W.T. LaHaye

/s/S. Joseph Fortunato_____      /s/Gordon S. Macklin__________
  S. Joseph Fortunato              Gordon S. Macklin

/S/Charles B. Johnson__________
  Charles B. Johnson